Exhibit 12(i)

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

August 18, 2024

The Advisors’ Inner Circle Fund III

One Freedom Valley Drive

Oaks, PA 19456

Re:

Agreement and Plan of Reorganization dated as of August 15, 2024 by and among Perpetual Americas Funds Trust and The Advisors’ Inner Circle Fund III, each on behalf of certain of its series (the “Agreement”).

Ladies and Gentlemen:

We have acted as counsel to Perpetual Americas Funds Trust, a business trust created under the laws of the Commonwealth of Massachusetts, with its principal place of business at 1 Congress Street, Suite 3101, Boston, MA 02114 (“PAFT”), on behalf of each of its series identified in the table below (each, an “Acquiring Fund,” and collectively, the “Acquiring Funds”), each a series of PAFT, in connection with the proposed sale, assignment, transfer and delivery of the assets by The Advisors’ Inner Circle Fund III, a statutory trust created under the laws of the State of Delaware, with its principal place of business at One Freedom Valley Drive, Oaks, PA 19456 (the “Target Trust”), of each of its series identified in the table below (each a “Target Fund,” and collectively, the “Target Funds”), each a series of the Target Trust, pursuant to the Agreement. This opinion is furnished to you pursuant to Section 9(j) of the Agreement. Capitalized terms used in this opinion, unless otherwise defined, have the meanings specified in the Agreement.

Target Fund	Acquiring Fund
(each a series of The Advisors’ Inner Circle Fund III)	(each a series of Perpetual Americas Funds Trust)
Barrow Hanley Concentrated Emerging Markets ESG Opportunities Fund	Barrow Hanley Concentrated Emerging Markets ESG Opportunities Fund

Barrow Hanley Total Return Bond Fund	Barrow Hanley Total Return Bond Fund

Barrow Hanley Credit Opportunities Fund	Barrow Hanley Credit Opportunities Fund

Barrow Hanley Floating Rate Fund	Barrow Hanley Floating Rate Fund

Barrow Hanley US Value Opportunities Fund	Barrow Hanley US Value Opportunities Fund

Barrow Hanley Emerging Markets Value Fund	Barrow Hanley Emerging Markets Value Fund

Barrow Hanley International Value Fund	Barrow Hanley International Value Fund

We have examined signed copies of the Agreement, the PAFT Material Agreements; conformed copies of the current registration statement of PAFT on Form N-14 and Form N-1A, relating to each Acquiring Fund (the “Registration Statements”), as filed with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Securities Act of 1933, as amended (the “1933 Act”); a copy of the Assumption of Liabilities in form for execution and delivery by and on behalf of each Acquiring Fund pursuant to the Agreement (the “Assumption Instrument”); PAFT’s Second Amended and Restated Declaration of Trust (the “Charter Document”), on file in the office of the Secretary of the Commonwealth of Massachusetts; and the Second Amended and Restated Bylaws of PAFT, as amended to the date hereof (the “Bylaws”).

We have also examined and relied upon the original or copies of minutes of the meetings or written consents of the Board of Trustees of PAFT, the documents delivered to the Target Funds by PAFT and the Acquiring Funds pursuant to the Agreement and dated as of the date hereof, and such other documents, including certificates of officers of PAFT, as we have deemed necessary for purposes of rendering our opinions below. We have assumed the genuineness of the signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to the corresponding originals of all documents submitted to us as copies.

We express no opinion as to the laws of any jurisdiction other than the Commonwealth of Massachusetts and the United States of America. Further, we express no opinion as to the state securities or “Blue Sky” laws of any jurisdiction, including the Commonwealth of Massachusetts.

Insofar as this opinion relates to factual matters, we have made inquiries to officers of PAFT to the extent we believe reasonable with respect to such matters and have relied, with permission of the officers of PAFT, upon representations made by PAFT and the Acquiring Funds in the Agreement and representations made to us by one or more officers of the Trust. Although we have not independently verified the accuracy of such representations, we do not know of the existence or absence of any fact, where such existence or absence contradicts such representations. Any reference herein to “our knowledge,” “known to us” or any variation thereof shall mean the actual knowledge of lawyers in this firm who generally represent PAFT.

Based upon and subject to the foregoing, we are of the opinion that:

1.

PAFT is validly existing and in good standing as an unincorporated voluntary association under the laws of the Commonwealth of Massachusetts and has the power to own all of its properties and assets and to carry on its business as presently conducted and that each Acquiring Fund is a separate series thereof duly constituted in accordance with the applicable provisions of the 1940 Act and the Charter Document and Bylaws;

2.

The Agreement has been duly authorized, executed, and delivered by PAFT, with respect to each Acquiring Fund, and, assuming due authorization, execution and delivery of the Agreement by the Target Trust, with respect to each Target Fund, and assuming that the

Registration Statement complies with the 1933 Act, the Securities Exchange Act of 1934 (the “1934 Act”) and the 1940 Act, is a valid and binding obligation of PAFT, with respect to each Acquiring Fund, enforceable against PAFT in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles;

3.

Acquiring Fund Shares to be delivered by each Acquiring Fund to its corresponding Target Fund as provided for by the Agreement are duly authorized and upon such delivery will be validly issued and outstanding and, assuming receipt by such Acquiring Fund of the consideration contemplated by the Agreement, fully paid and non-assessable by such Acquiring Fund, and no shareholder of such Acquiring Fund has any preemptive right of subscription or purchase in respect thereof; and

4.

The execution and delivery of the Agreement did not, and the consummation of the Reorganization in respect of each Target Fund into its corresponding Acquiring Fund as contemplated by the Agreement will not, violate the Charter Document, the Bylaws, or any provision of any PAFT Material Agreement known to us to which PAFT or any Acquiring Fund is a party or by which either of them is bound.

5.

To our knowledge, no consent, approval, authorization or other action by or filing with any governmental or regulatory body is required in connection with the consummation of the transactions contemplated by the Agreement, except such as have been obtained or made under the 1933 Act, 1934 Act and the 1940 Act and the applicable rules and regulations of the SEC thereunder and Massachusetts law.

We have not independently verified the accuracy, completeness or fairness of the statements made or the information contained in the Registration Statements, and we are not passing upon and do not assume any responsibility therefor.

This letter and the opinions expressed herein are furnished by us to you and solely for your benefit.

Very truly yours,

/s/ Ropes & Gray LLP Ropes & Gray LLP

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